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Exhibit 4.2

EXCHANGE AGREEMENT

        THIS EXCHANGE AGREEMENT, dated as of September 20, 2006 (this "Agreement"), is by and among Paradigm Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the "Company"), and each of the several investors named in Schedule I attached hereto (each, an "Investor" and collectively, the "Investors").

        WHEREAS, each Investor owns that number of ordinary shares, par value one euro cent (€ 0.01) per share, of Paradigm Geotechnology B.V., a private limited liability company organized and existing under the laws of The Netherlands ("Paradigm B.V."), set forth opposite the name of such Investor in Schedule I (the "B.V. Shares");

        WHEREAS, the Investors own a majority of the outstanding ordinary shares issued by Paradigm B.V.;

        WHEREAS, the Investors wish to form the Company and cause the Company to become a holding Company for Paradigm B.V.;

        Whereas, to facilitate the transactions contemplated hereby and to cause the Company to become a holding company for Paradigm B.V., Paradigm Geotechnology Holdings Ltd., an affiliate of certain of the Investors, has caused the Company to be organized so that it could become party to this Agreement; and

        WHEREAS, the Company and the Investors severally wish to exchange each B.V. Share for one Common Share, nominal or par value $0.0001 per share, of the Company (the "Cayman Shares").

        NOW THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledge, the parties agree as follows:

        Section 1.    Exchange of the Shares.    Subject to the terms and conditions of this Agreement, on the Closing Date (as defined below), each Investor agrees to subscribe for the number of Cayman Shares set forth opposite the name of such Investor in Schedule 1, the consideration for such subscription to be satisfied by the transfer by such Investor of the number of B.V. Shares set forth opposite the name of such investor in Schedule 1 (the "Exchange").

        Section 2.    Closing.    The closing of the Exchange shall take place at a closing at the offices Skadden, Arps, Slate, Meagher & Flom LLP, 300 South Grand Avenue, Los Angeles, California 90071-3144, as soon as reasonably practicable, but in no event later than three business days, after receipt of the Tax Ruling (as defined below), or at such other time or place as the Company and the Investors may mutually agree (the "Closing Date"). On the Closing Date, subject to the performance by each of the Investors of their respective obligations set out in Schedule 3, the Company shall issue the number of Cayman Shares set forth opposite the name of such Investor in Schedule 1 fully paid to the Investor on such date and shall deliver a share certificate or certificates in the name of such Investor evidencing the Cayman Shares being issued to each Investor and shall update its Register of Members to reflect the foregoing share issues.

        Section 3.    Notarial Deed.    On the Closing Date, the each of the Investors will execute a notarial deed of transfer (or the equivalent thereof) with respect to the B.V. Shares to be transferred by each of the Investors to the Company, substantially in the form attached as Annex A, to be executed in the Netherlands on the Closing Date before Mr. Hendrik ten Voorde (civil law notary) or his/her substitute from Lexence N.V., in Amsterdam, the Netherlands.

        Section 4.    Tax Ruling.    The Company's obligation to consummate the transactions contemplated by this Agreement shall be conditioned upon the Company's receipt of a ruling from the Luxembourg Tax Inspector (the "Tax Ruling") confirming in regard to the Luxembourg taxation of a wholly owned Luxembourg subsidiary to be formed by the Company ("Paradigm Luxembourg") that (a) Paradigm

Luxembourg is a Luxembourg tax resident for domestic law and tax treaty purposes, and (b) the PECs or CPECs to be issued by Paradigm Luxembourg to the Company to acquire the B.V. Shares from Company are debt for Luxembourg tax purposes and, accordingly, there will be no withholding tax in Luxembourg on the amounts accrued or paid in relation to the PECs or CPECs.

        Section 5.    Representations and Warranties of the Investors.

          (a)   Each Investor hereby represents and warrants to the Company and each of the other Investors that it is the beneficial owner of the number of B.V. Shares as set forth opposite such Investor's name in Schedule I and that it has all requisite power and authority to enter into this Agreement and to carry out the exchange contemplated by, and perform its respective obligations under, this Agreement and that following execution of the relevant Notarial Deed of Transfer in respect of the B.V. Shares to be transferred by it, the Company will acquire full legal and beneficial title to such B.V. Shares, free of any security interest, right of pre-emption or similar encumbrance.

          (b)   Each Investor hereby represents and warrants to the Company and each of the other Investors that, in connection with Exchange, such Investor understands and acknowledges that (i) none of the Cayman Shares have been or will be registered under the United States Securities Act of 1933, as amended (the "Securities Act"), or any other applicable securities laws, (ii) the Cayman Shares are being offered by the Company in a transaction not requiring registration under the Securities Act, and (iii) the Cayman Shares may not be offered, sold, pledged or otherwise transferred by the Investors except in compliance with the registration requirements of the Securities Act, or any other applicable securities laws, pursuant to an exemption therefrom or in a transaction not subject thereto.

          (b)   Each Investor understands that the Cayman Shares are being offered and sold in reliance upon an exemption from registration under the Securities Act provided by Section 4(2) of the Securities Act. Each Investor represents that it is an "accredited investor" as that term is defined in Rule 501(a) of the Securities Act.

          (c)   Each Investor hereby represents and warrants that it is acquiring the Cayman Shares for its own account, for investment and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or any other applicable securities laws, subject to its ability to resell such Cayman Shares pursuant to an effective registration statement under the Securities Act or any other applicable securities laws or pursuant to an exemption there from or in a transaction not subject thereto.

          (d)   Each Investor hereby represents and warrants that it is eligible to enter into the Exchange under the laws applicable to such Investor.

          (e)   Each Investor hereby represents and warrants that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of purchasing the Cayman Shares and is aware that it will be required to bear the economic risk of an investment in the Cayman Shares for a certain period of time.

        Section 6.    Miscellaneous

          (a)    Successors and Assigns.    A party may not assign or transfer or purport to assign or transfer any of its rights or obligations under this Agreement.

          (b)    Variation.    No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties to this Agreement.

          (c)    Invalidity.    If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any enactment or rule of law, such provision or part

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  shall to that extent be deemed not to form part of this Agreement but the legality, validity or enforceability of the remainder of this Agreement shall not be affected.

          (d)    Counterparts.    This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Agreement by executing any such counterpart.

          (e)    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the Cayman Islands.

        Section 7.    Gain Recognition Agreement.    The obligations of Paradigm Geotechnology Holdings B.V. ("Holdings") under this Agreement shall be conditioned upon negotiation of an agreement mutually acceptable to Holdings and the Company regarding triggering events under the agreements to recognize gain in accordance with United States Treasury Regulations § 1.367(a)-8 to be entered into by certain indirect owners of Holdings.

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        IN WITNESS WHEREOF, the parties to this Agreement have executed or caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.

PARADIGM LTD.
By:	/s/ JOHN W. GIBSON, JR. Name: John W. Gibson, Jr. Title: Chief Executive Officer and President
INVESTORS:
JOHN W. GIBSON, JR.
/s/ JOHN W. GIBSON, JR.
ELIJIO V. SERRANO
/s/ ELIJIO V. SERRANO
JORGE MACHNIZH
/s/ JORGE MACHNIZH
DAVID A. VERDUN
/s/ DAVID. A. VERDUN
FOSTER WILLIAMS
/s/ FOSTER WILLIAMS
JEAN-CLAUDE DULAC
/s/ JEAN-CLAUDE DULAC
NATHALIE DULAC
/s/ NATHALIE DULAC
PARADIGM GEOTECHNOLOGY HOLDINGS B.V.
By:	/s/ JOHN W. GIBSON Name: John W. Gibson Title: Chief Executive Officer
STITCHING ADMINISTRATIEKANTOOR PARADIGM GEOTECHNOLOGY I
By:	/s/ TROY THACKER Name: Troy Thacker Title: Managing Director

STITCHING ADMINISTRATIEKANTOOR PARADIGM GEOTECHNOLOGY II
By:	/s/ TROY THACKER Name: Troy Thacker Title: Managing Director
STITCHING ADMINISTRATIEKANTOOR PARADIGM GEOTECHNOLOGY III
By:	/s/ TROY THACKER Name: Troy Thacker Title: Managing Director

SCHEDULE I

Investor	Number of B.V. Shares	Number of Cayman Shares
John W. Gibson, Jr.	331,274	331,274
Elijio V. Serrano	76,503	76,503
Jorge Machnizh	27,322	27,322
David A. Verdun	27,323	27,323
Foster Williams	4,000	4,000
Jean-Claude Dulac	695,670	695,670
Nathalie Dulac	7,965	7,965
Paradigm Geotechnology Holdings B.V.	13,350,713	13,350,713
Stitchting Administratiekantoor Paradigm Geotechnology	277,794	277,794
Stitchting Administratiekantoor Paradigm Geotechnology II	144,893	144,893
Stitchting Administratiekantoor Paradigm Geotechnology III	181,116	181,116
Total	15,124,573	15,124,573

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EXCHANGE AGREEMENT
SCHEDULE I